As filed with the Securities and Exchange Commission on May 25, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BLUCORA, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-1718107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10900 NE 8th Street, Suite 800
Bellevue, Washington 98004
(Address of principal executive offices, including zip code)

BLUCORA, INC. 2015 INCENTIVE PLAN AS AMENDED AND RESTATED
BLUCORA, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Mark A. Finkelstein
Chief Legal & Administrative Officer and Secretary
Blucora, Inc.
10900 NE 8th Street, Suite 800
Bellevue, Washington 98004
(425) 201-6100
(Name, address and telephone number, including area code, of agent for service)

Copies to:
J. Sue Morgan
Andrew Bor
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington 98101
(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share, of Blucora, Inc. under the:
Blucora, Inc. 2016 Employee Stock Purchase Plan	1,000,000	$8.45	$8,455,000	$851
Blucora, Inc. 2015 Incentive Plan as Amended and Restated	4,156,136	$8.45	$35,119,349	$3,537

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock, par value $0.0001 per share ("Common Stock”) that become issuable under the Blucora, Inc. 2016 Employee Stock Purchase Plan and the Blucora, Inc. 2015 Incentive Plan as Amended and

Restated by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

(2)
This calculation is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act on the basis of the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ Global Select Market on May 20, 2016.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering 1,000,000 shares of Blucora, Inc. (the “Registrant”) common stock that may be issued to participants under the Registrant's 2016 Employee Stock Purchase Plan.
This Registration Statement is also being filed for the purpose of registering 4,156,136 shares of the Registrant’s common stock that may be issued to participants under the Registrant’s 2015 Incentive Plan as Amended and Restated (the “2015 Plan”). The common stock registered hereunder is in addition to the 6,252,940 shares of common stock issuable under the 2015 Plan that were registered on the Registrant's Form S-8 filed on May 29, 2015 (File No. 333-204585).
The maximum number of shares of common stock reserved and available for issuance under the 2015 Plan includes shares granted under the Registrant’s 1996 Flexible Stock Incentive Plan (the “Prior Plan”) that were outstanding as of May 28, 2015, the effective date of the 2015 Plan, that subsequently expire, terminate, or are otherwise surrendered, canceled or forfeited. As of May 20, 2016, 756,136 such shares had been recaptured and became available under the 2015 Plan (the "Rollover Shares"), all of which were previously registered with the Securities and Exchange Commission (the “SEC” or “Commission”) on Form S-8 Registration Statement File No. 333-16969 for the Prior Plan. Such shares are now covered by this Registration Statement in connection with the 2015 Plan.
A post-effective amendment to Form S-8 Registration Statement File No. 333-16969 for the Prior Plan is being filed contemporaneously with this Registration Statement to deregister the Rollover Shares. Form S-8 Registration Statements File No. 333-16969 and File No. 333-198645 for the Prior Plan will remain in effect to cover the potential issuances of shares pursuant to the terms of those outstanding awards. Additional shares reserved for issuance under the Prior Plan may become available for issuance in the future under the 2015 Plan as the result of the forfeiture, cancellation or termination of awards outstanding under the Prior Plan (other than by exercise or settlement of the awards in vested and nonforfeitable shares). Any such additional shares will be included in the shares reserved for issuance under the 2015 Plan and will be registered on one or more future Form S-8 Registration Statements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement, other than information in a report or document that is "furnished" and not "filed" pursuant to the applicable rules and regulations of the SEC:
(a)    The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 24, 2016;
(b)    The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the SEC on April 28, 2016;
(c)    The Registrant's Current Reports on Form 8-K filed with the SEC on January 7, 2016, January 22, 2016, March 15, 2016, March 17, 2016 (Form 8-K/A) and April 1, 2016;
(d)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2015; and
(e)    The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A/A (File No. 000-25131) filed with the SEC on June 5, 2009, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report and any exhibits included with such Items), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
None.

Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of a corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act and the Exchange Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.
As permitted by the DGCL, the Registrant's Restated Certificate of Incorporation, as amended (the "Charter"), provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws. The Charter also provides that any amendment or repeal of the right of indemnification provided under the Charter will not be adversely affected for acts or omissions occurring prior to such amendment or repeal.
The Registrant's Amended and Restated Bylaws, as amended ("Bylaws"), provide for indemnification of the Registrant's officers and directors to the maximum extent permitted by the DGCL and establish such right to be a contract right. The Bylaws also provide that expenses incurred by an officer or director of the Registrant (acting in his or her capacity as such) in defending any such action, suit, or proceeding in advance of its final disposition shall be paid by the Registrant, subject to DGCL requirements. The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the Registrant may purchase and maintain insurance to protect itself and any such person against any such expenses, liability, and loss, whether or not the Registrant would have the power to indemnify such person against such expenses, liability, or loss under the DGCL or the Bylaws.
In addition, the Registrant has entered into contractual indemnification agreements with each director and certain officers of the Registrant, as designated by the Registrant's Board of Directors, to indemnify such individuals to the full extent permitted by law. These agreements also address certain procedural and substantive matters that are not covered, or are covered in less detail, in the Bylaws or by the DGCL. The Registrant also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.
Item 7.    Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Document

5.1*	Opinion of Perkins Coie LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Blucora, Inc. 2016 Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s definitive proxy statement on Schedule 14A filed on April 25, 2016 (File No. 000-25131).
99.2
Blucora, Inc. 2015 Incentive Plan As Amended and Restated (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed on April 25, 2016 (File No. 000-25131).

* Filed herewith.

Item 9.    Undertakings.
A.    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on May 25, 2016.

BLUCORA INC. By: /s/ Mark A. Finkelstein______________ Name: Mark A. Finkelstein Title: Chief Legal & Administrative Officer and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric M. Emans and Mark A. Finkelstein, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 20, 2016 by the following persons in the capacities indicated:

Signature	Title
/s/ John S. Clendening__________ John S. Clendening	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Eric M. Emans______________ Eric M. Emans	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ John E. Cunningham, IV_____ John E. Cunningham, IV	Chairman
/s/ David H.S. Chung____________ David H. S. Chung	Director
/s/ Lance G. Dunn_______________ Lance G. Dunn	Director
/s/ Steven W. Hooper_____________ Steven W. Hooper	Director
/s/ Elizabeth J. Huebner__________ Elizabeth J. Huebner	Director
_/s/ Andrew M. Snyder____________ Andrew M. Snyder	Director
/s/ Christopher W. Walters _______ Christopher W. Walters	Director
/s/ Mary S. Zappone_____________ Mary S. Zappone	Director

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1*	Opinion of Perkins Coie LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Blucora, Inc. 2016 Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s definitive proxy statement on Schedule 14A filed on April 25, 2016 (File No. 000-25131).
99.2
Blucora, Inc. 2015 Incentive Plan As Amended and Restated (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed on April 25, 2016 (File No. 000-25131).

* Filed herewith.